NSAR ITEM 77O
October 1, 2001 - March 31, 2002
VK Pennsylvania Tax Free Income Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased     Amount of    % of        Date of
                                 From           shares    underwriting  Purchase

    1         Philadelphia S.D.A  Paine Webber  1,030     0.6603        01/10/02

    2         Philadelphia S.D.A  Paine Webber  2,600     1.6667        01/10/02


Underwriters for #1
First Union National Bank
J.P. Morgan Securities Inc.
Jackson Securities, Inc.
Loop Capital Markets
Morgan Stanley

Underwriters for #2
First Union National Bank
J.P. Morgan Securities Inc.
Jackson Securities, Inc.
Loop Capital Markets
Morgan Stanley